Exhibit 99.10

Dear Plan Member:

Earlier this year, PPG announced that it will separate its commodity chemicals business and merge it with a subsidiary of Georgia Gulf. In connection with this transaction, for a limited time (December 27, 2012 through January 22, 2013 at 5:00 pm ET), you may make an election to exchange some or all of the PPG stock held in your PPG Canada Inc. Retirement Savings Plan for shares of Georgia Gulf common stock.

To Make Your Election

To make your election to exchange some or all of your PPG Stock in your PPG Canada Inc. Retirement Savings Plan please complete the enclosed form and mail it to Sun Life Financial Group Retirement Services, PO Box 2020 STN Waterloo, Waterloo, Ontario, Canada, N2J 0B4. You can change your election before January 22, 2013 at 5:00 pm ET and your last election will apply. Elections must be received at Sun Life Financial by January 22, 2013 at 5:00 pm ET. Any questions about this exchange offer or to request copies of the exchange offer documents from PPG without charge upon written or oral request should be directed to PPG’s information agent, Georgeson, Inc., located at 199 Water Street , 26th Floor, New York, New York, 10038-3560 or at this toll free telephone number (888) 624-2255. Their e-mail address is: PPGIndustries@georgeson.com.

Reminder

If you take no action by 5:00 pm ET on January 22, 2013, none of your PPG Stock will be exchanged for Georgia Gulf stock and your PPG Stock Fund position will remain unchanged.

How the Offer Works

You can either keep your PPG stock or exchange some or all of your shares for shares of Georgia Gulf common stock.

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If you elect to exchange some or all of your PPG shares, these shares will first be converted into shares of a new company formed to hold the assets of PPG’s commodity chemicals business and then will be converted into Georgia Gulf shares pursuant to the merger. The details regarding the amount of Georgia Gulf stock you will receive for your PPG stock and any applicable upper limit for the exchange are set forth in PPG’s prospectus.

•	If the exchange offer is oversubscribed, the number of PPG shares that you elect to exchange for shares of Georgia Gulf common stock will be reduced on a pro-rata basis.

If you elect to exchange some or all of your PPG stock for Georgia Gulf shares, the Georgia Gulf shares will be deposited into your PPG Canada Inc. Retirement Savings Plan as soon as administratively possible after the closing of the merger. The exchange is subject to a number of conditions, including the completion of the merger.

If you elect to exchange some or all of the PPG stock in your account for shares of Georgia Gulf stock, your election will apply to the shares of PPG stock in your PPG stock fund account on the last day of the offer period.

If you participate in the exchange offer by exchanging shares of PPG stock for shares of Georgia Gulf stock, your PPG stock fund account may be frozen for a few days during which time you will not be able to transfer any remaining funds out of your PPG stock funds account. This freeze will be lifted when the Georgia Gulf stock is placed into your account.

If you elect to exchange shares of PPG common stock for shares of Georgia Gulf common stock, you will be required to liquidate the shares of Georgia Gulf common stock that you receive in your plan account no later than the 180th day after the closing of the merger and reallocate the sale proceeds to one of more of the other investment options within the plan. If you do not liquidate your shares of Georgia Gulf common stock prior to the liquidation deadline, your shares will be liquidated by the plan trustee on the liquidation deadline date with the proceeds invested in the appropriate BlackRock LifePath Index Target Date Fund closest to, but not exceeding your 65th birthday.

Please note that the intent of this business transaction is to transfer 100% of the ownership of the new company formed to hold the assets of PPG’s commodity chemicals business to PPG shareholders prior to the merger. If PPG shareholders do not elect to exchange their PPG Stock for 100% of the new company shares, the remaining shares will be distributed pro-rata to PPG shareholders and will be converted into Georgia Gulf shares in the merger. As a result, Georgia Gulf stock may be allocated to your account even if you do not elect to exchange any of your PPG shares. Please also note that the exchange of shares in the U.S. is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If the Plans’ fiduciaries determine that the exchange would violate the requirements of ERISA, any direction by you to exchange shares of PPG Stock allocated to your accounts will be disregarded and none of the shares allocated to your accounts under the Plans will be exchanged.

Although PPG has mailed PPG’s prospectus to the extent required by U.S. law, including to shareholders located outside the United States, PPG’s prospectus is not an offer to buy, sell, or exchange and it is not a solicitation to an offer to buy or sell any shares of PPG Stock, shares of Georgia Gulf Stock, or shares of the stock of the new company formed to hold the assets of PPG’s commodity chemicals business (“Splitco”) in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of PPG, Georgia Gulf, or Splitco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of PPG stock, Georgia Gulf stock or Splitco stock outside the United States. Accordingly, the ability of any non-U.S, person to tender shares of PPG Stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for PPG, Georgia Gulf, or Splitco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries, whether there are any restrictions or limitations on transactions in the shares of PPG stock, Georgia Gulf stock, or Splitco stock that may apply in their home countries. None of PPG, Georgia Gulf, Splitco or the information agent can provide any assurance about whether such limitations may exist.

Questions and Additional Information

For more information about this exchange offer, including important terms and conditions of this offer, you are encouraged to read the PPG Prospectus for this offer which was mailed to you. If you have questions about this exchange offer or to request copies of the exchange offer documents from PPG, without charge upon written or oral request please call PPG’s information agent, Georgeson Inc., located at 199 Water Street, 26th Floor, New York, New York 10038-3560 or at this toll free telephone number 1-888-624-2255. You may also request a copy of the PPG Prospectus for this offer by calling PPG Investor Relations at 412-434-3318.

If you have questions about how to make your election, please call Sun Life Financial’s Customer Care Centre at 1-866-733-8612 to speak with a Customer Service Representative. Representatives are available any business day from 8:00 a.m. to 8:00 p.m., ET.

Instruction Form for PPG Stock

Election to Exchange PPG Stock for Georgia Gulf Stock

As per the attached information circular and recent press release from PPG Canada Inc. the Company has announced the option for plan members that hold shares of PPG Stock to make an election to exchange some or all of the PPG stock held in your PPG Canada Inc. Retirement Savings Plan for shares of Georgia Gulf common stock.

To make your election to exchange some or all of your PPG Stock in your PPG Canada Inc. Retirement Savings Plan please complete the enclosed form and either (a) fax it to the attached number specified in the form or (b) mail it to Sun Life Financial Group Retirement Services at PO Box 2020 STN Waterloo, Waterloo, Ontario, Canada N2J 0B4.

Please note that all US dollar values, as specified in the information circular, will be converted into Canadian dollars since the PPG Canada Inc. Retirement Savings Plan is wholly valued in Canadian dollars.

QUESTIONS

If you have questions about this exchange offer or to request copies of the exchange offer documents from PPG without charge please contact PPG’s information agent, Georgeson, Inc.

Georgeson, Inc. contact information:

Toll free telephone number: (888) 624-2255

E-mail address: PPGIndustries@georgeson.com

INSTRUCTION FORM

This form is designed to allow you, as a member of the PPG Canada Inc. Retirement Savings Plan, to instruct Sun Life Financial that you wish to exchange any or all of the PPG shares you hold within the plan for shares of Georgia Gulf Stock. If you wish to do so please fill out the section below.

The form must be returned to Sun Life Financial by 5 pm on January 22, 2013.

NOTE: If you do not wish to exchange any shares you do not need to do anything.

Please fax your completed instruction form to Sun Life at the following number: 1-877-818-3143

Member Number	Member Name

Yes, I wish to exchange my PPG Stock for shares of Georgia Gulf Stock. Please indicate the number of whole shares to tender. Partial shares will remain as PPG Stock.

Options: You may select ALL or a specific number of shares (whole shares only) less than your total holdings in each product in the PPG Canada Inc. Retirement Savings Plan. **

Deferred Profit Sharing Plan (DPSP)

Group Registered Retirement Savings Plan (RRSP)

Employee Profit Sharing Plan (EPSP)

** IMPORTANT – Your final instruction form will be the one executed, so if you send multiple instructions all prior ones will be nullified by your final instruction.

Date	Signature

Questions

If you have any questions about this form, please contact Sun Life Financial’s Customer Care Centre at 1-866-733-8612 from 8 a.m. to 8 p.m. ET, any business day.

For any other questions about the exchange offer please contact PPG’s information agent, Georgeson, Inc. at 1-888-624-2255